EXHIBIT 99.1

5835 Peachtree Corners East, Suite B Peachtree Corners, GA 30092

Guided Therapeutics Receives Notification of Successful Clinical

Trial Regulatory Review and $133,000 Payment from China

Peachtree Corners GA (August 20, 2021) -- Guided Therapeutics, Inc. (OTC:QB GTHP), the maker of the LuViva Advanced Cervical Scan, based on its patented biophotonic technology, announced today it had passed the regulatory compliance review at the Department of Obstetrics & Gynecology Hospital of Fudan University located in Shanghai. Clinical trials there and at three other centers are expected to begin this quarter. In addition, GTHP received a payment of $133,000 from its Chinese co-manufacturing partner and distributor for China, Shandong Yaohua Medical Instrument Corporation (SMI). The funds will be used to supply SMI with parts and advice for the Chinese clinical study. The parts are expected to ship this quarter with the additional participating clinical sites announced over the next few weeks. SMI estimates that the clinical study will be completed during the second quarter of 2022 with full approval to sell in China expected by the end of 2022. Under a new agreement with SMI signed last week, GTHP expects payments totaling approximately $3 Million by the end of 2022, assuming Chinese FDA approval is granted. Approximately $510,000 of those payments is expected to be received by GTHP during the clinical study, with the majority of those funds to be received this year. The remaining $2.5 million, based on a purchase order from SMI, is due upon filing the clinical study results with Chinese FDA ($620,000) and approval by Chinese FDA ($1,880,000). The new contract then calls for minimum orders of $72 Million over the first four years post Chinese FDA approval.

“We continue to be encouraged by the regulatory approvals from China”, said Gene Cartwright, CEO of Guided Therapeutics. “Fudan University is recognized as a top tier research institution and viewed by Chinese FDA as a highly credible center at which to conduct our clinical study.”

According to the World Health Organization, cervical cancer is ranked as one of the most frequent cancers in women in the world and in China it is the second most common cancer among women. China has a population of approximately 560 million women above 15 years of age, who are at risk of developing cervical cancer. Current estimates indicate approximately 100,000 new cases of cervical cancer are diagnosed each year and 30,000 deaths occur annually due to cervical cancer in China. It is believed mortality due to cervical cancer has been increasing in China. In response, China has increased efforts to screen more women, especially in rural areas where the laboratory infrastructure for traditional screening tests is lagging. Because LuViva does not require a laboratory infrastructure and produces an immediate result at the point of care, it is well suited to screening women for cervical cancer in these environments.

1

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent filings.

Contact:

Mark Faupel

Guided Therapeutics

770-242-8723

2